EXHIBIT 10.22

CONSULTING AGREEMENT

THIS AGREEMENT is dated for reference the 15th day of January, 2021 (the “Effective Date”). BETWEEN:

HAWKEYE SYSTEMS, INC., a Nevada, United States incorporated pursuant to the laws of the state of Nevada and having its head office at 6605 Abercorn Street, Savannah, GA 31405

(the u Company’)

AND:

Christopher Mulgrew,

Of __________________________ Houston, Texas

(the “Consultant”)

WHEREAS:

A.	The Company is a Company principally engaged in procuring and selling personal protection equipment whose common shares are listed on the OTC Markets Group under the symbol HWKE;

B.

The Consultant shall provide management and financial consulting services, including the supervision of the senior management, all staff, and all personnel of the Company, whether employees or consultants, strategic planning and property acquisitions, strategic financial planning and annual budget reviews, as well as the implementation and monitoring of the Company’s compliance with continuous reporting requirements, internal controls over accounting systems and financial reporting to the Company.

C.	The Company wishes to engage the services of the Consultant, and the Consultant wishes to be engaged by the Company, to perform the functions of a consultant to the Company as set forth herein below.

NOW THEREFORE, in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, and for other good and reliable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto covenant and agree as follows:

1.	ENGAGEMENT OF CONSULTANT

1.1

The Company hereby engages the Consultant and the Consultant hereby accepts such appointment and engagement by the Company as a consultant with respect to the Services (as defined below), all upon and subject to the terms and conditions of this Agreement.

2.	SERVICES OF CONSULTANT

2.1

During the Term (as defined below), the Consultant shall provide to the Company consulting services as the Company’s Chief Financial Officer or as the Company may request from time to time (collectively, the “Services”).

2.2

The Consultant shall be subject to such supervision as may be imposed by the Company in its sole discretion, and the Consultant shall furnish regular reports and any other data and information relating to the Services as may, from time to time, be requested by the Company.

2.3	The Consultant shall hold the title of Chief Financial Officer.

3.	FEES AND STOCK OPTIONS

3.1

The Company will pay the Consultant a fee for his services in the sum of US $10,000 per month or US $120,000 per annum (the “Consulting Fee”). The Consulting Fee will initially be payable $2,500 per month on the last day of the month, with any and all remaining consulting fees due and payable on the earlier of (i) the date the Company obtains a minimum of $500,000 in investment capital or from sales of product or (ii) one year from the date of this Agreement.

3.2

In addition, the Consultant will be entitled to a bonus of 50% of the base Consulting Fee upon achieving the goals and objectives to be set forth on Schedule A hereto, or will be entitled to a bonus of 90% of the base Consulting Fee upon achieving the goals and objectives set forth on Schedule B hereto. Consultant and the Company agree to meet and confer to mutually agree upon such goals and objectives on or before January 31, 2021.

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3.4

Upon execution of this Agreement, the Company will issue to Consultant an option to acquire 500,000 shares of the Company’s Common Stock at $0.45 per share (the Exercise Price”) pursuant to the terms of the Option Agreement set forth as Exhibit C hereto (the “Option”), as well as the terms of the Company’s 2019 Directors, Officers, Employees and Consultants Stock Option Plan (the “Plan”). The terms and conditions of the Plan are hereby incorporated by referenced. Consultant’s right to acquire the Shares pursuant to the Option shall vest 20% immediately upon issuance of this option, and an additional 20% every three months thereafter. In the event Consultant is able to get all of the required periodic reports filed with the US Securities and Exchange Commission within 60 days of this Agreement, Consultant shall be issued an additional 25,000 options exercisable at $0.45 per share but not subject to vesting.

3.3

In addition, the Company will pay to the Consultant all reasonable expenses of the Consultant as agreed to from time to time which are incurred by the Consultant in delivery of the Services, based on monthly invoices submitted to the Company, including copies of all paid receipts.

4	TERM AND RENEWAL

4.1	During the term of this Agreement, the Consultant shall provide his Services to the Company in a timely manner.

4.2

The term of this Agreement (“Term”) shall commence on the Effective Date and until terminated in accordance with the termination provisions under Section 5 of this Agreement. The terms of the contract will renew automatically on the anniversary of the agreement unless otherwise agreed by the Company and the Consultant.

5.	TERMINATION

5.1	Notwithstanding any other provision herein, it is understood and agreed by and between the parties hereto that this Agreement may be terminated:

(a)

by the Company immediately by providing to the Consultant written notice of immediate termination if the Consultant fails to remedy any deficiency or default in provided the Services under this Agreement after having been given notice of the deficiency or default and a reasonable opportunity to remedy the deficiency or default;

(b)	by either party without cause or penalty by providing the other with 90 days notice in writing from the date of this agreement.

(c)	Upon termination of this Agreement, The Company shall not be required to make any further payments to the Consultant except for unpaid invoices.

(d)

by the Consultant electing to give the Company notice, in the event that there occurs a Change of Control (as defined below) within six (6) months of the effective date of such Change of Control, and if the Consultant so elects to terminate this Agreement, then the Consultant will be immediately entitled to a termination payment equal to 12 months of his base salary and any unpaid cash bonuses. Further, all unvested equity options granted to the consultant, including but not limited to Options, shall vest immediately.

For the purpose of this Section 5.1(d), a Change of Control shall be deemed to have occurred when:

(i) any person, entity or group becomes the beneficial owner of 50% or more of the combined voting power of the Hawkeye Systems, Inc. then outstanding voting securities entitled to vote generally in the election of directors, and such person, entity or group uses such effective voting control to change a majority of the Board of Directors of Hawkeye Systems, Inc., either all at once or through any series of elections and appointments when considered together; or

(ii) completion of the sale or other disposition by Hawkeye Systems, Inc. of all or substantially all of the Hawkeye System Inc.’s assets or a reorganization or merger or consolidation of Hawkeye Systems, Inc. with any other entity or corporation, other than:

(A) a reorganization or merger or consolidation that would result in the voting securities of Hawkeye Systems, Inc. outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50.1% of the combined voting power of the voting securities of Hawkeye Systems, Inc.. or such other entity outstanding immediately after such reorganization or merger or consolidation; or

(B) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of Hawkeye Systems, Inc. (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of Hawkeye Systems, Inc. or its successor.

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5.2	This Agreement and the Term shall terminate automatically, without any prior notice or any payment to the Consultant, in the event that:

(a)	the Consultant should no longer be able to provide the Services; or

(b)	the Consultant commits any material breach of this Agreement which breach is not remedied within 30 days after notice to the Consultant of such breach.

6.	CONFIDENTIALITY

6.1

The Consultant acknowledges and agrees that in the performance of its obligations under this Agreement, it may obtain knowledge of Confidential Information (as defined below) relating to the business or affairs of the Company or its affiliated companies (the “Affiliated Companies’“). The Consultant shall not, without the prior written consent of the Company, either during the Term or at any time thereafter:

(a)	use or disclose any Confidential Information outside of the Company or the Affiliated Companies;

(b)	except in undertaking the Services, remove or aid in the removal from the premises of the Company or any of the Affiliated Companies any Confidential Information or any property or material relating thereto: or

(c)	use the Confidential Information for any purpose other than in performing the Services.

6.2

The Consultant shall exercise a reasonable degree of care in safeguarding the aforementioned Confidential Information against loss, theft, or other inadvertent disclosure, and further agrees to take all reasonable steps necessary to ensure the maintenance of confidentiality.

6.3

Upon the termination of this Agreement or upon the Company’s earlier request, the Consultant shall promptly deliver to the Company all of the Confidential Information that the Consultant and the Principal may have in their possession or control.

6.4

In this Agreement, “Confidential Information” shall mean any information or knowledge including, without limitation, any document, materials, know how, discovery, strategy, method, idea, client list, marketing strategy or employee compensation, or copies or adaptations thereof, that relates to the business or affairs of the Company and / or the Affiliated Companies; and is private or confidential in that it is not generally known or available to the public. Without limiting the generality of the forgoing “Confidential Information” will include:

(a)	information regarding the Company and the Affiliated Companies’ business operations, methods and practices, including marketing strategies, product pricing, margins and hourly rates for staff, costs and all information regarding the financial affairs of the Company and the Affiliated Companies;

(b)	all information related to the projects, facilities, equipment and other assets used in the business of the Company and the Affiliated Companies, and all information related to the exploration or development of (or potential exploration or development of) the Company and the Affiliated Companies’ properties or projects, including without limitation any properties or projects in respect of which the Company has made any application or is in any negotiations for the acquisition of an ownership, leasehold or other interest in;

(c)	terms of the Company and the Affiliated Companies’ relationship with, its investors, (if not otherwise publicly available), partners, clients, suppliers of products or services, and the Company and the Affiliated Companies’ referral sources;

(d)	all information concerning exploration, financing or other business opportunities of the Company and the Affiliated Companies, including all projects, ventures or joint ventures considered by the Company and the Affiliated Companies, whether or not pursued; and

(e)	all trade secrets or other confidential or proprietary information of the Company and the Affiliated Companies including, business plans, concepts, techniques, processes, designs, data, software programs, formulae, development or experimental work, work in process or other know-how.

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6.5	Confidential Information shall specifically not include anything that:

(a)	is in or enters lawfully into the public domain other than as a result of a disclosure by the Consultant;

(b)	becomes available to the Consultant on a non-confidential basis from a source other than the Company or the affiliated Companies, or any of its representatives, and that source was not under any obligation of confidentiality; or

(c)	the Consultant is required to disclose pursuant to an order of a court of competent jurisdiction or by the operation of law; provided that, the Consultant provides prompt prior written notice to the Company of such required disclosure and of the action which is proposed to be taken in response. In such an event, and only after the Consultant shall have made a reasonable effort to obtain a protective order or other reliable assurance affording such information confidential treatment, the Consultant shall furnish only that portion of the Confidential Information which it is required to disclose.

7.	NON-SOLICITATION

7.1

The Consultant covenants, undertakes and agrees with the Company that during the Term and for a period of one year from the date of expiration or termination of this Agreement for any reason whatsoever, it shall not, on its own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, offer employment to or solicit the employment of or otherwise entice away from the employment of the Company or any of the Affiliated Companies, any individual who is employed or engaged by the Company or any of the Affiliated Companies at the date of expiration or termination of this Agreement or who was employed or engaged by the Company or any of the Affiliated Companies, within the one year period immediately preceding the date of expiration or termination of this Agreement, as applicable.

7.2

The Consultant acknowledges and agrees that the above restriction on non-solicitation is reasonable and necessary for the proper protection of the businesses, property and goodwill of the Company and the Affiliated Companies.

8.	DISCLOSURE AND ASSIGNMENT OF PROJECTS AND WORKS

8.1

The Consultant agrees that all discoveries, maps, technical studies, plans, spreadsheets, documents, inventions, copyright, software, improvements, know-how or other intellectual property, whether or not patentable or copyrightable, created by the Consultant during the Term of this Agreement pertaining to any service, matter, thing, process or method related to this Agreement (the “Works”) will be the sole and absolute property of the Company. The Consultant will keep and maintain adequate and current written records of all Works made, which records will be available at all times to the Company and will remain the sole property of the Company.

8.2

The Consultant will assist the Company in obtaining and enforcing, for the Company’s own benefit, patents, copyrights and any other protections in any and all countries for any and all Works made by the Consultant (in whole or in part) the rights to which belong to or have been assigned to the Company. The Consultant agrees, upon request, to execute all applications, assignments, instruments and papers and perform all acts that the Company or its counsel may deem necessary or desirable to obtain any and all patents, copyrights or other protection in such Works and otherwise to protect the interests of the Company therein.

9.	COMPLIANCE WITH LAWS

9.1	The Services undertaken by the Consultant under this Agreement shall be in full compliance with all applicable laws and consistent with a high degree of business ethics.

10.	INDEMNIFICATION

10.1

The Consultant shall indemnify and save harmless the Company for any demonstrated losses, damages, costs or other amounts, including without limitation reasonable legal fees, suffered or incurred by the Company arising out of third party claims relating to the presence or activities of the Consultant or its representatives in performing the Services to the extent that such losses, damages, costs or other amounts are caused by:

(a)	any breach of the Consultant’s obligation in Section 10 herein; and

(b)	any negligence, willful misconduct or fraud on the part of the Consultant in performing the Services.

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10.2

Subject to the Consultant’s obligation to indemnify the Company under this Section 10, and provided that the Consultant has not breached Section 10, the Company shall indemnify and save harmless the Consultant for any demonstrated losses, damages, costs or other amounts, including without limitation reasonable legal fees, suffered or incurred by the Consultant arising out of third party claims relating to the presence or activities of the Consultant and/or its representatives in performing the Services to the extent that such losses, damages, costs or other amounts are caused by the negligence, willful misconduct or fraud on the part of the Company.

10.3

Neither the Company nor the Consultant shall be liable for any consequential loss, including but not limited to, claims for loss of profit, revenue or capital, loss of use of utilities, equipment or facilities, down-time cost, service interruption, cost of money, injury or damage of any character whatsoever.

11.	REMEDIES

11.1

The Consultant acknowledges and agrees that any breach of this Agreement by it could cause irreparable damage to the Company and / or the Affiliated Companies and that in the event of a breach by the Consultant, the Company shall have in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by the Consultant of any of the provisions of this Agreement. In the event of any such dispute, the Consultant agrees that the Company shall be entitled, without showing actual damages, to a temporary or permanent injunction restraining conduct of the Consultant pending a determination of such dispute and that no bond or other security shall be required from the Company in connection therewith. The Consultant acknowledges and agrees that the remedies of the Company specified in this Agreement are in addition to and not in substitution for any other rights and remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that the Company may have recourse to any one or more of its available rights and remedies as it shall see fit.

12.	RELATIONSHIP

12.1

The Company and Consultant each acknowledge and agree that the only relationship of the Consultant to the Company created by this Agreement shall for all purposes be that of a contractor, and all persons employed or engaged by the Consultant, in connection herewith shall for all purposes be considered to be employed or engaged, as applicable, by the Consultant and not by the Company. The Company shall have no obligation whatsoever to pay or compensate the Consultant and/or any representative of the Consultant for taxes of any kind whatsoever that arise out of or with respect to any Consulting Fee, or any other fee, remuneration or compensation provided to the Consultant under this Agreement.

12.2

 The Consultant shall fully indemnity and hold harmless the Company from and against all assessments, claims, liabilities, costs, expenses and damages that the Company and / or any of the Affiliated Companies may suffer or incur with respect to any such taxes or benefits. For greater clarity, the Consultant is solely responsible for the deduction and remissions of income tax, pension and employment insurance in respect of any employees retained by the Consultant to perform the services under this Agreement. Furthermore, if these amounts are not remitted, the Consultant will, in addition to any other provision under this Agreement, indemnify and hold harmless the Company, its subsidiaries, affiliates and their respective directors and officers from and against any claim for taxes, penalties and for withholding of funds by the applicable tax, worker’s compensation, employment standards and insurance agencies or any other government agency with respect to any amount found to be payable by the Company to such agency or commission in respect of the Consultant’s provision of services under this Agreement, including any legal fees incurred by the Company in defending such claims.

13.	SURVIVAL OF TERMS

13.1

Sections 6 through 12, inclusive, and this Section 13, shall survive and remain in force notwithstanding the expiration or other termination of this Agreement for any reason whatsoever. Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

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14.	LIMITED AUTHORITY AS AGENT

14.1

Unless otherwise agreed to in writing by the parties, the Consultant may not act as an agent of the Company. Without limiting the generality of the foregoing, the Consultant shall not commit or be entitled to commit the Company to any obligation whatsoever nor shall the Consultant incur or be entitled to incur any debt or liability whatsoever on behalf of the Company, except as otherwise agreed to by the Company.

15.	NO ASSIGNMENT

15.1	Neither this Agreement nor any of the rights of any of the parties under this Agreement shall be assigned without the written consent of all the parties.

16.	SUCCESSORS AND ASSIGNS

16.1	The Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns, as the case may be.

17.	WAIVER

17.1

Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by indulgence, delay or other act. omission or conduct. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

18.	GOVERNING LAWS

18.1

Unless otherwise agreed to in writing by the parties, the Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable therein, and the parties hereto submit and attorn to the jurisdiction of the courts of the Savannah, Georgia.

19.	FURTHER ASSURANCES

19.1

Each of the parties shall, on request by the other party, execute and deliver or cause to be executed and delivered all such further documents and instruments and do all such further acts and things as the other party may reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement and to ensure the completion of the transactions contemplated hereby.

20.	NOTICES

20.1

All notices required or permitted under this Agreement shall be in writing and shall be given by delivering such notice or mailing such notice by pre-paid registered mail, by facsimile transmission or electronic mail to the addresses provided under the names of each party on the first page to this Agreement. Any such notice or other communication shall, if delivered, be deemed to have been given or made and received on the date delivered (or the next business day if the day of delivery is not a business day), and if mailed, shall be deemed to have been given or made and received on the fifth business day following the day on which it was so mailed and if faxed (with confirmation received) shall be deemed to have been given or made and received on the day on which it was so faxed (or the next business day if the day of sending is not a business day). The parties may give from time to time written notice of change of address in the manner aforesaid.

21.	CONSTRUCTION

21.1	In this Agreement, unless otherwise indicated:

(a)	“Agreement” means this Consulting Agreement;

(b)

the words “include”, “including” or “in particular’, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

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(c)	“herein”, “hereby”, “hereunder”, “hereof, “hereto” and words of similar import, refer to this Agreement as a whole and not to any particular Section of this Agreement.

(d)

a reference to a statute means that statute, as amended and in effect as of the date hereof, and includes each and every regulation and rule made thereunder and in effect as of the date hereof, and includes all amendments thereof given effect from time to time;

(e)	a reference to a Section means, unless the context otherwise requires, that specific Section in Agreement;

(f)	a reference to a “consent”, “notice” or “agreement” means a consent, notice or agreement, as the case may be, by an authorized representative of the party or parties thereto;

(g)	where a word, term or phrase is defined herein, its derivatives or other grammatical forms have a corresponding meaning;

(h)

all words, other than defined terms, used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include the singular or the plural and the masculine, feminine or body corporate, as the context may require;

(i)	time is of the essence;

(j)

in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a business day, such action shall be required to be taken on the next succeeding day which is a business day;

(k)	references to a “party” or “parties’“ are references to a party or parties to this Agreement;

(I)	the headings in this Agreement form no part of this Agreement and shall be deemed to have been inserted for convenience only;

(m)	the Effective Date of this Agreement shall be January 15, 2021. despite the actual date of execution of this Agreement.

22.	SEVERABILITY

22.1	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, then to the fullest extent permitted by law:

(a)

all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties as nearly as may be possible; and

(b)	such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

23.	COUNTERPARTS AND FACSIMILE

23.1

This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement.

24.	INDEPENDENT LEGAL ADVICE

24.1

The Company has recommended to the Consultant that it obtain independent legal advice prior to signing this Agreement. The Consultant acknowledges that it has received independent legal advice or has waived the opportunity to do so and have elected to proceed without benefit of same.

24.	ENTIRE AGREEMENT

24.1

This Agreement states and comprises the entire agreement between the parties in connection with the subject matter of this Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements express or implied between the parties other than expressly set forth in this Agreement.

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IN WITNESS WHEREOF this Agreement has been executed as of the Effective Date.

HAWKEYE SYSTEMS, INC.:

Per:

Corby Marshall, Chief Executive Officer

Authorized Signatory

CHRISTOPHER MULGREW

Authorized Signatory

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